Exhibit 23.5

April 26, 2007
Board of Directors
Atlas Industries Holdings LLC
Greenwich, CT

Re: Consent of Duff & Phelps, LLC (“Duff & Phelps”)

Members of the Board:

We hereby consent to (i) the reference in Form S-1 (the “Registration Statement”) of Duff & Phelps’ name and opinion (the “Opinion”) addressed to the Board of Directors of Atlas Industries Holdings LLC (the “Company”) regarding the analysis of the fairness, from a financial point of view only, of the respective acquisition prices to be paid by the Company (through its subsidiaries) for all of the equity interests of each of the three initial businesses to be acquired by the Company (through its subsidiaries) upon the consummation of the offering (on an individual basis only) and (ii) references made to our firm and such Opinion in the Registration Statement under the sections “Certain Relationships and Related Persons Transactions” and “The Acquisitions of and Loans to Our Initial Businesses.”

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. In providing the Opinion, Duff & Phelps did not analyze or opine on the fairness, from a financial point of view or otherwise, of the initial public offering’s (“IPO’s”) valuation, affiliate party debt terms and conditions, the LLC agreement, the management services agreement, the profit allocation, the Company’s dividend and distribution policy, the Registration Statement and/or other IPO-related contracts.

Duff & Phelps, LLC